Exhibit 10.27

StubHub Holdings, Inc.

April 2, 2025

Sameer Bhargava

Re:	Board of Directors of StubHub Holdings, Inc.

Dear Sameer:

On behalf of the Board of Directors (the “Board”) of StubHub Holdings, Inc.

(the “Company”), I am pleased to set forth the terms and conditions pursuant to which you are being offered an opportunity to continue to serve as a member of the Board, and to serve as Chair of the Audit Committee and a member of the Compensation Committee of the Board. Effective upon the closing of the initial public offering of the Company’s common stock (the “Effective Date”), you will be appointed as Chair of the Audit Committee and a member of the Compensation Committee. As a member of the Board and, effective as of the Effective Date, as Chair of the Audit Committee and a member of the Compensation Committee, you will serve at the discretion of the Board and the stockholders in accordance with the Company’s charter documents.

Board Responsibilities. As a member of the Board and, effective as of the Effective Date, the Chair of the Audit Committee and a member of the Compensation Committee you will be expected to attend Board, Audit Committee and Compensation Committee meetings, frequently held in person, with the possibility of additional executive session meetings and special meetings from time to time. In addition to your attendance at Board, Audit Committee and Compensation Committee meetings, we expect to take advantage of your expertise by reaching out to you for advice and counsel between meetings. Of course, as a member of the Board, you will be expected to carry out your fiduciary responsibilities as a director, including but not limited to protecting Company proprietary information from unauthorized use or disclosure. If you would like to learn more about your fiduciary duties as a director, I would be happy to arrange a meeting for you with our outside counsel, Latham & Watkins LLP. While serving as a member of the Board, we expect that you will not serve as a director or consultant to companies that are primarily engaged in the business of providing ticketing services, including, without limitation, LiveNation/Ticketmaster (e.g., TicketExchange, etc.), Tickets Now, GetMeIn, Seatwave, Vivid Seats, SeatGeek, AXS/Vertitix, Spectra, Gametime, Primesport, RazorGator and Tix Tracks (Nliven). We further anticipate that your service as a member of the Board will not conflict with your service as a director of or consultant to any other company.

Retainer. Commencing on the Effective Date and continuing during the term of your service as a member of the Board, Chair of the Audit Committee and member of the Compensation Committee following such appointment, you shall receive an annual cash retainer of $35,000 for service as a member of the Board, $25,000 for service as Chair of the Audit Committee and $10,000 for service as a member of the Compensation Committee, in each case, payable in equal quarterly installments in arrears.

Initial RSU Grant. On the date the Company files a Form S-8 with the Securities and Exchange Commission on or following the Effective Date, you will automatically be granted an award (the “Initial Award”) of restricted stock units (“RSUs”), each of which constitutes the right to receive a share of Company common stock (each, a “Share”) or the cash value thereof following vesting. The Initial Award will be comprised of the number of RSUs calculated by dividing $300,000 by the initial public offering price of a Share as set forth on the cover of the final prospectus filed with the Securities and Exchange Commission and will be subject to the terms of the Company’s 2022 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), and a restricted stock unit agreement to be entered into between you and the Company, in substantially the form of Attachment I hereto (an “RSU Award Agreement”). The Company has provided you with a copy of the Plan. The Initial Award will be fully vested on the date of grant, but the underlying Shares will not be issued to you until the six-month anniversary of the Effective Date.

Annual RSU Grant. Subject to compliance with applicable state and federal securities laws and, unless more favorable award terms with respect to grant date fair value and/or vesting are adopted in connection with a Board compensation plan or program for non-employee directors serving on the Board subsequent to the Effective Date, commencing no later than the first anniversary of the Effective Date, each year while you continue to serve on the Board, the Board will grant you an additional award (each, an “Annual Award” and, together with the Initial Awards, the “Director Awards”) of RSUs, each of which constitutes the right to receive a Share or the cash value thereof following vesting. Each Annual Award will have a grant date fair value equal to $250,000, as determined in accordance with the Company’s standard policies, and will be subject to the terms of the Plan (or any successor plan) and an RSU Award Agreement to be entered into between you and the Company. As set forth in the applicable RSU Award Agreement and subject, in each case, to your continued service to the Company, each Annual Award will vest with respect to twenty-five percent (25%) of the total number of RSUs subject to the Annual Award on the first anniversary of the applicable date of grant and as to one-forty-eighth (1/48th) of the total number of RSUs subject to the Annual Award on each monthly anniversary thereafter, so that all of the RSUs subject to the Annual Award shall be vested on the fourth anniversary of the applicable date of grant, in each case, subject to your continuous service on the Board through the applicable vesting date. The grant of each Annual Award and its terms are subject in all respects to the approval of the Board.

Non-Employee Director Compensation Program. Notwithstanding anything herein to the contrary, in the event the Company adopts a non-employee director compensation program that is generally applicable to its non-employee directors and is no less favorable in the aggregate than the compensation set forth in this letter, your compensation for service on the Board and its committees will be as set forth in such program.

Business Expense Reimbursements. You will be authorized to incur on behalf and for the benefit of, and will be reimbursed by, the Company for reasonable documented expenses related to your service on the Board, provided such expenses are in accordance with Company policies.

At-Will Relationship. You are free to end your relationship as a member of the Board at any time and for any reason. In addition, your right to serve as a member of the Board is subject to the provisions of the Company’s bylaws.

Section 409A. The Company intends that all compensation described herein be structured in compliance with, or to satisfy an exemption from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply in connection with any such compensation, and the terms of this letter agreement and each RSU Award Agreement described herein shall be interpreted, including any ambiguities herein or therein, in a manner consistent with such intent.

Entire Agreement. The terms in this letter agreement supersede any other agreements or promises made to you by anyone, whether oral or written, including, without limitation, that certain offer letter agreement entered into between you and the Company May 7, 2024, and comprise the final, complete and exclusive agreement between you and the Company regarding your service on the Board.

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Assuming that you find the foregoing acceptable, we welcome you to the Board and look forward to your participation as a director. Please contact the undersigned if you have any questions or comments regarding the terms described above.

Sincerely,

StubHub Holdings, Inc.

By:	/s/ Mark Streams
Mark A. Streams, Esq.
Executive Vice Chairman,
General Counsel and Director

Accepted and Agreed:

/s/ Sameer Bhargava
Sameer Bhargava

Date: April 2, 2025